Exhibit 28 (j) under form N-1A

Exhibit 23 under item 601/REG. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees of Federated Municipal Securities Income Trust:

We consent to the use of our reports dated October 24, 2019, with respect to the financial statements of Federated Michigan Intermediate Municipal Trust, Federated Ohio Municipal Income Fund, and Federated Pennsylvania Municipal Income Fund, each a portfolio of Federated Municipal Securities Income Trust, as of August 31, 2019, incorporated herein by reference and to the references to our firm under the headings “Financial Information – Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

April 27, 2020